Exhibit 3.1(a)

CARRIER GLOBAL CORPORATION

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION

Carrier Global Corporation (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”)

DOES HEREBY CERTIFY:

FIRST:  That the original certificate of incorporation of the Company was filed with the Secretary of the State of Delaware on March 15, 2019. A certificate of amendment to the certificate of incorporation of the Company was filed with the Secretary of State of the State of Delaware on July 8, 2019. A certificate of amendment to the certificate of incorporation of the Company was filed with the Secretary of State of the State of Delaware on January 24, 2020.

SECOND:  That the board of directors of the Company (the “Board”) by the unanimous written consent of its members, filed with the minutes of the Board, duly adopted resolutions proposing and declaring advisable that the certificate of incorporation of the Company be amended by changing Article IV thereof, so that, as amended, said Article shall read in its entirety as follows:

ARTICLE IV

Capital Stock

A.          Authorized Capital Stock.  The Corporation shall be authorized to issue four billion two hundred fifty million (4,250,000,000) shares of capital stock which shall be divided into two classes as follows: (i) four billion (4,000,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”) and (ii) two hundred fifty million (250,000,000) shares of preferred stock, par value $0.01 per share.

B.          Recapitalization.  Effective as of 11:58 p.m., Eastern Time, on April 2, 2020 (such time, the “Recapitalization Time”), the total number of shares of Common Stock issued and outstanding, or held by the Corporation as treasury stock, immediately prior to the Recapitalization Time shall, automatically by operation of law and without any further action on the part of the Corporation or any holders of shares of capital stock of the Corporation, be subdivided and converted into a number of shares of validly issued, fully paid and non-assessable shares of the Corporation’s Common Stock authorized for issuance pursuant to this Certificate of Incorporation equal to the number of shares of common stock, par value $0.01 per share, of United Technologies Corporation issued and outstanding, but not including shares held by United Technologies Corporation as treasury stock, as of the Recapitalization Time.

C.          Common Stock.  Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes.  Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

THIRD:  That in lieu of a meeting and vote of stockholders, the sole stockholder of the Company has given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL.

FOURTH:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the DGCL.

FIFTH:  That the aforesaid amendment shall be effective upon the filing hereof.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by the undersigned as of this 1st day of April, 2020.

CARRIER GLOBAL CORPORATION

/s/ Ariel R. David
Name: Ariel R. David
Title: Vice President, Legal & Secretary

[Signature Page Carrier Certificate of Amendment]